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                                                                    Exhibit 99.1



LIBERTE INVESTORS                                                   NEWS RELEASE

FOR IMMEDIATE RELEASE                                        Contact: Ted Enloe
                                                             214/720-8950

                               LIBERTE INVESTORS

                       Dallas Investor Gerald J. Ford
           To Acquire Up To 40% of a Reorganized Liberte Investors

         DALLAS, TX - January 17, 1996 - Liberte Investors (NYSE/LBI) announced that it is entered into a definitive agreement with Hunter's Glen/Ford, Ltd. to sell 7,137,863 newly issued shares of common stock for $20,342,910 ($2.85 per share). Under certain circumstances, Hunter's Glen will purchase an additional 964,576 newly issued shares of common stock at $2.85 per share of an additional $2,749,041. After the sale Hunter's Glen will own 37% or 40% of the outstanding shares of common stock. The partners of Hunter's Glen are Dallas investor Gerald J. Ford and certain family interests.

         Prior to the sale of the shares, LBI will be reorganized into a newly formed Delaware corporation that will succeed to all of the assets and liabilities of LBI. The offering of common stock of the newly formed Delaware corporation in connection with the reorganization of LBI will be made only by means of a prospectus transmitted to LBI's existing shareholders. In the reorganization, shareholders of LBI will automatically become shareholders of common stock of the newly formed Delaware corporation on a share for share basis.

         At the closing, Mr. Ford will become Chairman and Chief Executive Officer of LBI. LBI's board will be expanded from three to five members, and Mr. Ford and one of his designees will join LBI's board. The sale, which is expected to close in the second quarter of 1996, is subject to a number of conditions, including the approval by LBI's shareholders of the sale of shares and the reorganization of LBI from a Massachusetts business trust into a Delaware corporation.

         Mr. Ford currently serves as Chairman and Chief Executive Officer of First Nationwide Bank, A Federal Savings Bank, a savings bank with approximately $14 billion of assets. Mr. Ford was formerly Chairman and Chief Executive Officer of First United Bank Group, Inc., a bank holding company, which was sold to Norwest Corporation in 1994. Mr. Ford was formerly Chairman and Chief Executive Officer of First Gibraltar Bank, FSB, a Texas based savings bank, which was sold in 1993 to Bank of America. Mr. Ford is also a director of Norwest Corporation and Affiliated Computer Services, Inc.